Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Preliminary Offering Circular dated June 8, 2018, which is part of the Regulation A Offering Statement on Form 1-A expected to be filed with the Securities and Exchange Commission on or about June 8, 2018, of our report dated April 25, 2018, related to the financial statements of iConsumer Corp. for the years ended 2017 and 2016, which contains an emphasis of a matter paragraph on going concern.

/s/ Wipfli LLP

Minneapolis, Minnesota

June 7, 2018